Exhibit 1

                           WARRANT AMENDMENT AGREEMENT


     THIS WARRANT AMENDMENT AGREEMENT (the "Agreement") , dated as of September 2, 2004, is entered into between RegeneRx Biopharmaceuticals, Inc., a Delaware corporation (the "Company"), and Defiante Farmaceutica, L.d.a., a Portuguese (Madeira) corporation belonging to the Sigma-Tau Group (the "Investor").

                                    RECITALS

     The Company and the Investor entered into a Securities Purchase Agreement dated June 10, 2003 (the "SPA") whereby the Investor received two warrants which provided for an aggregate total warrant price of US$1,500,000 (the "Warrants"). By their terms, the Warrants provided a collective effective warrant exercise price of US$1.111 for a total of 1,350,000 shares with an exercise term through December 11, 2004. AGREEMENT

     The Company and the Investor hereby agree as follows:

     A. In lieu of the exercise of the Warrants according to the terms of the SPA , the Investor agrees to exercise its shares by not later than September 6, 2004 at 5:00 p.m. (EST) (the "Early Exercise Date").

     B. In consideration of the exercise of the Warrants by the Early Exercise Date, the Company agrees to discount the effective warrant exercise price to US$1.085 (the "Early Exercise Discount") for a total of 1,382,488 shares (the "Early Exercise Option").

     C. If the Investor does not exercise the Warrants by the Early Exercise Date, the Early Exercise Option will expire and the terms of the SPA will continue in effect.

     D. With the exception of the foregoing, all other terms and conditions included in the SPA remain the same.

     IN WITNESS WHEREOF, the parties have duly executed, or have caused their duly authorized officer or representative to execute, this Agreement as of the date first above written.

                                REGENERX BIOPHARMACEUTICALS, INC.


                                By:  /s/ J.J. Finkelstein
                                     -----------------------------------------
                                     Name:   J.J. Finkelstein
                                     Title:  Chief Executive Officer

                                DEFIANTE FARMACEUTICA,  L.d.a.


                                 By:  /s/ Mr. Pedro Moreira da Cruz Quinta
                                      ----------------------------------------
                                      Name:  Mr. Pedro Moreira da Cruz Quintas
                                      Title: Director